Exhibit 99.1

Contacts:	Robert Jaffe
PondelWilkinson Inc.
(310) 279-5980

LANNETT ANNOUNCES UNDERWRITERS’ EXERCISE OF OVER-ALLOTMENT OPTION

Philadelphia, PA — December 28, 2010 — Lannett Company, Inc. (AMEX:LCI), a manufacturer of generic pharmaceuticals, today announced that, in connection with its previously announced underwritten registered public offering , the underwriters have exercised in full their over-allotment option to purchase an additional 750,000 shares of common stock.  The over-allotment option was granted in connection with the public offering by Lannett of 2,500,000 shares of common stock and a selling stockholder of 2,500,000 shares of common stock at $5.00 per share, which closed on December 17, 2010.

The net proceeds to Lannett from the sale of the over-allotment shares, after the underwriting discounts and commissions and estimated offering expenses payable by Lannett, are expected to be approximately $3.5 million, bringing the aggregate net proceeds of the offering to $14.95 million.

Oppenheimer & Co. and Roth Capital Partners acted as the co-book running managers for the public offering.

The securities described above were sold in the offering by Lannett and the selling stockholder pursuant to a “shelf” registration statement on Form S-3, Registration Number 333-162318, previously filed with the Securities and Exchange Commission (SEC) and declared effective by the SEC on November 20, 2009. A prospectus supplement related to the offering dated December 14, 2010 and filed with the SEC on December 15, 2010 is available on the SEC’s web site at http://www.sec.gov.  The prospectus supplement and accompanying base prospectus may be obtained by sending a request to Oppenheimer & Co. Inc., Attention: Syndicate Prospectus Department, 300 Madison Avenue, 5th Floor, New York, NY, 10017, Telephone number: (212) 667-8563, Email: EquityProspectus@opco.com.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of indications.  For more information, visit Lannett Company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance.  Any such statements, including, but not limited to, Lannett’s expectations regarding the completion, timing and size of its public offering, whether expressed or implied, are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, risks and uncertainties associated with market conditions, and other risk factors discussed in the company’s Form 10-K and other documents filed with the Securities and Exchange Commission from time to time.  These forward-looking statements represent the company’s judgment as of the date of this news release.  The company disclaims any intent or obligation to update these forward-looking statements.

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